As filed with the Securities and Exchange Commission on January 18, 2001
                                                     Registration No. 333- 48934

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      EDUCATIONAL VIDEO CONFERENCING, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                 06-1488212
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or  organization)

                      35 EAST GRASSY SPRAIN ROAD, SUITE 200
                             YONKERS, NEW YORK 10710
                                 (914) 787-3500
   (Address and telephone number of registrant's principal executive offices)

                                                          COPIES TO:
            DR. AROL I. BUNTZMAN                    JOSEPH D. ALPERIN, ESQ.
    35 EAST GRASSY SPRAIN ROAD, SUITE 200       FISCHBEIN BADILLO WAGNER HARDING
         YONKERS, NEW YORK 10710                        909 THIRD AVENUE
              (914) 787-3500                         NEW YORK, NEW YORK 10022
     (Name and address and telephone                     (212) 826-2000
      number of agent for  service)

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: |X|

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

                         CALCULATION OF REGISTRATION FEE
-------------------------- ------------------ ------------------------- ------------------------ -------------------
   Title Of Securities       Amount To Be         Proposed Maximum         Proposed Maximum          Amount Of
                              Registered      Offering Price Per Share    Aggregate Offering      Registration Fee
                                                                                Price
-------------------------- ------------------ ------------------------- ------------------------ -------------------
Common Stock, $.0001         1,962,891(1)            $8.00 (2)              $14,183,128 (2)       $3,744.35 (2)(3)
Par value............
-------------------------- ------------------ ------------------------- ------------------------ -------------------
Common Stock, $.0001            190,000               3.75 (4)                  712,500 (4)          178.13 (4)
Par value............
-------------------------- ------------------ ------------------------- ------------------------ -------------------
Total................        1,962,891(1)                                   $14,895,628           $3,922.48
-------------------------- ------------------ ------------------------- ------------------------ -------------------

       (1) This Registration Statement also includes an indeterminable number of shares of common stock which may be issued under the antidilution provisions of preferred stock and warrants held by certain selling stockholders.
       (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the bid and asked price on October 26, 2000 as reported by Nasdaq.
       (3) Previously paid.
       (4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the last sale price on January 12, 2001 as reported by Nasdaq.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS


                      EDUCATIONAL VIDEO CONFERENCING, INC.


                        1,962,891 SHARES OF COMMON STOCK



       The shares are being offered by certain stockholders named in the prospectus. They have the right to determine both the number of shares they will offer and the time or times when they will offer shares. They may sell the shares at the market price at the time of sale or at such other prices as they may negotiate. We will not receive any proceeds from the sale of the shares of this offering.


       Our common stock is quoted on the Pacific Exchange and the Boston Stock Exchange under the symbol "EVI" and the Nasdaq SmallCap Market under the symbol "EVCI." On January 17, 2001, the closing sale price of our common stock, as reported by Nasdaq, was $3.875 per share.



                --------------------------------------------------
                    THESE ARE SPECULATIVE SECURITIES AND THIS
                 INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE
                       "RISK FACTORS" BEGINNING ON PAGE 5.
                --------------------------------------------------




       THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                January 18, 2001.

       YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. OFFERS OF THESE SECURITIES ARE NOT BEING MADE IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.


                                TABLE OF CONTENTS
                                                                           PAGE

Where you can find more information...........................................2

PROSPECTUS SUMMARY............................................................3

RISK FACTORS..................................................................5

USE OF PROCEEDS FROM EXERCISE OF WARRANTS AND OPTIONS........................14

SELLING STOCKHOLDERS.........................................................15

PLAN OF DISTRIBUTION.........................................................16

Indemnification of Directors and Officers....................................17

LEGAL MATTERS................................................................18

EXPERTS......................................................................18

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W. in Washington, D.C., and Seven World Trade Center, Suite 1300, New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Our reports, proxy statements and other information are also available to the public at the Nasdaq's web site at http://www.nasdaq.com.

       This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus omits some of the information contained in the registration statement. You should refer to the registration statement for further information with respect to the securities offered by this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each case you should refer to the copy of the document filed for complete information.

       The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered by this prospectus are sold by the selling stockholders.

       1. Our annual report on Form 10-KSB for our fiscal year ended December 31, 1999, filed March 30, 2000.

       2. Our current report on Form 8-K filed January 31, 2000, as amended by Form 8-K/A filed March 28, 2000.

       3. Our current report on Form 8-K filed February 18, 2000, as amended by Form 8-K/A filed March 7, 2000.

       4. Our quarterly report on Form 10-QSB for our quarter ended March 31, 2000, filed May 12, 2000.

       5. Our quarterly report on Form 10-QSB for our quarter ended June 30, 2000, filed August 11, 2000.

       6.  Our current report on Form 8-K filed October 6, 2000.

       7. Our quarterly report on Form 10-QSB for our quarter ended September 30, 2000, filed November 13, 2000.

       8. The description of our common stock contained under the caption "Description of Capital Stock" in our Prospectus filed February 24, 1999 pursuant to Rule 424(b) under the Securities Act.

       You may request a copy of these filings, at no cost, by writing or telephoning us:

           35 East Grassy Sprain Road, Suite 200, Yonkers, New York 10710
           Attention: Richard Goldenberg, Chief Financial Officer, (914)
           787-3500

                               PROSPECTUS SUMMARY


ABOUT OUR COMPANY

       We are a leading aggregator and distributor, via live interactive video conferencing systems, of accredited college courses and degree programs, as well as corporate training, professional development and continuing education programs. The instructor can see and hear the students as the students see and hear the instructor and the students can see and hear each other. The instructor and the students can also share data at multiple locations. Educational content is currently being delivered by us over high speed point-to-point or multi-point digital data lines (T-1 or ISDN).

       We expect to complete deploying our proprietary broadband network design at strategically placed hubs in New York, California and Virginia by March 31, 2001. From these hubs we will be able to link up with national and international high speed broadband networks of major communications carriers to provide unique two-way multi-point, multi-media voice, video and data transmissions. Our broadband network design is unique because it permits video conferencing at approximately 30 frames per second (broadcast quality) through ATM, DSL, cable modems or satellite while we control bandwidth and throughput. This means higher quality transmissions at competitive broadband rates and at lower rates than ISDN service. Our broadband network design also gives us the opportunity to expand our business by offering our proprietary software to major corporations that want the travel and time convenience and cost savings afforded by using our technology to improve real time multi-point communications among their offices throughout the world for corporate communications, generally, and for job skills training, professional development and academic programs. These programs can be obtained from us or from others that have purchased our software from us, or our customers can generate them internally.

       Since January 14, 2000, we have owned and operated Interboro Institute, a two year college in New York City. Interboro Institute offers degree programs leading to the Associate of Occupational Studies Degree in business administration (accounting and business management), ophthalmic dispensing, paralegal studies, administrative secretarial arts (executive, legal, correspondence or medical secretary) and security services and management. Interboro Institute continues to operate as a campus college and will also provide content for remote delivery by us after requisite regulatory approvals are obtained. Most of Interboro Institute's student body consists of non-traditional students who pay their tuition using federal (Pell) and New York State (TAP) tuition grants.

       As a content aggregator and distributor, we presently can offer more than 2,500 courses, 250 degree programs and 1,000 professional development and continuing education courses from content providers that include St. John's University, Adelphi University, Clemson University, Manhattan College, The College of Insurance, Computer Generated Solutions, Inc. Mercy College, Concordia College, Touro University International, Kaplan Educational Centers and Telecommunications Research Associates. Since beginning to offer courses in February 1998, through December 31, 2000, we have delivered 632 courses that have resulted in 14,455 completed student course registrations. In the fall 2000, we delivered synchronously to 19 sites located in 12 cities. By January 15, 2001, we expect to complete delivery via the Internet to 40 locations, of 40 asynchronous courses representing 226 student course registrations.

       We have multi-year contracts with customers that include:

          o Major corporations, including Citibank, N.A., American International Group, Inc., Merrill Lynch & Co., Inc., Travelers Indemnity Company and Lockheed Martin Corp.

          o Community outreach programs in New York City and Rochester with economically disadvantaged constituents who can qualify for substantial tuition grants.

          o  YAI National Institute for People with Disabilities.

          o  New York City Correction Officer's Benevolent Association.

       We have multi-year co-marketing contracts with organizations that have a strong interest in increasing usage of their services by being able to offer our training and education content and delivery technologies and services. Our co-marketing agreements with Verizon and @Home Network give us marketing access to a large number of major corporations and to more than 70 million U.S. households. Our co-marketing agreement with We Media, Inc. gives us marketing access to 54 million Americans with disabilities, their families and friends.

       We were organized in March 1997. We completed an underwritten initial public offering of our common stock in the first quarter of 1999. Our principal executive offices are located at 35 East Grassy Sprain Road, Suite 200, Yonkers, New York 10710 and our telephone number is (914) 787-3500. We maintain a world wide web site at www.evcinc.com. This reference to our world wide web site address does not constitute incorporation by reference of the information contained therein.

THE OFFERING

       The purpose of this offering is to register the resale of the shares of common stock owned by the selling stockholders. The selling stockholders are required to deliver a copy of this prospectus in connection with any sale of these shares.


        Common stock offered.......................................................    1,962,891 shares
        Common stock outstanding...................................................    4,492,961 shares
        Common stock outstanding if all shares offered are sold....................    6,265,852 shares
        Net offering proceeds to us................................................    None

         Please note the following:

       o The 1,962,891 shares offered consist of 190,000 outstanding shares, 962,963 shares that are purchasable from us upon conversion of our Series B 7% Convertible Preferred Stock and 809,928 shares that are purchasable upon exercise of warrants.

       o We will receive proceeds of up to $16,050,246 from the exercise of the warrants prior to the sale of the underlying shares by selling stockholders.

                                  RISK FACTORS

       You should carefully consider the risks described below before making an investment decision. If any of the following or other risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

BECAUSE WE HAVE HAD LIMITED REVENUES AND ANTICIPATE CONTINUING SIGNIFICANT LOSSES WE MAY NOT BE ABLE TO ACHIEVE PROFITABILITY.

       Our net revenue for the year ended December 31, 1999 was $752,777 and our accumulated losses at December 31, 1999 were $9,578,439. Our net revenue for the nine months ended September 30, 2000 was $6,177,197 and our accumulated deficit at September 30, 2000 was $17,400,425. We may be unable to generate enough revenue to offset our operating costs for the foreseeable future. We cannot assure you that we will ever generate sufficient revenue to achieve or sustain profitability.

OUR CONTINUED NEGATIVE CASH FLOW COULD MATERIALLY IMPEDE OUR ABILITY TO OPERATE.

       Because our expenses have been growing at a much faster rate than our revenues, we have experienced, and expect to continue to experience, negative cash flow from operations for the foreseeable future. Our negative cash flow from operations was $2,304,980 in 1998, $6,084,932 in 1999 and $7,939,585 for
the first nine months of 2000. At September 30, 2000, we had $9,578,618 in cash and cash equivalents. The rate at which we are using cash to operate and grow our business may limit our ability to continue to implement our business strategy.

OUR  SUCCESS  MAY  DEPEND  ON  OUR  ABILITY  TO  OBTAIN  SUBSTANTIAL  ADDITIONAL
FINANCING.

       From our inception in March 1997 through September 30, 2000, we have received net proceeds from offerings of our debt and equity securities of approximately $35,750,000. At September 30, 2000, we had working capital of $10,586,411. Based on current plans and assumptions relating to our operations, we believe that cash flow from our operations and the cash remaining from our financing will be sufficient to satisfy our cash requirements until at least the third quarter of 2001. After that, we expect to require additional funding in order to grow. If, however, we are underestimating our cash needs, we will require additional debt or equity financing sooner. Our ability to obtain the necessary financing, and its cost to us, are uncertain. Accordingly, we may be forced to curtail our planned business expansion and may also be unable to fund our ongoing operations.

DEPLOYMENT OF OUR BROADBAND NETWORK DESIGN MAY NOT RESULT IN ANY SIGNIFICANT REVENUES OR PROFITS FOR US.

       Technical problems or delays in installing our broadband network design, as well as unanticipated operational problems, have occurred, and may continue to occur, including delays by major communications carriers in providing line services that are exacerbated by a slowing U.S. economy. We have no experience in installing or operating broadband networks except for our own installation that has been used to test its effectiveness. We also have no experience in pricing our broadband network design software for sale to others or in installing our software in their networks. These and other factors, including a sustained economic downturn and the substantial costs of marketing our software and support services, could prevent the successful launch by us of our new broadband network services. . The implementation of our broadband network design may require us to license, or partner with, others having substantially greater resources than we do. Even if this alternative strategy is successful, the revenue and profit potential from the deployment of our technology could be much less than we were anticipating.

OUR BROADBAND NETWORK DESIGN MAY NOT PROVIDE A SHORT OR LONG-TERM COMPETITIVE ADVANTAGE.

       We currently intend to protect our broadband network design as a trade secret and have not sought any patent protection for it. This may be inadequate to protect us. Our competition may, at any time, develop similar or superior technology that diminishes any advantage which our technology may now have in the marketplace. To remain competitive we expect we will be required to invest substantial resources in additional technology development and deployment, including a synchronous delivery technologies

OUR GREATER EMPHASIS ON PROVIDING TRAINING AND DEVELOPMENT CONTENT MAY NOT INCREASE OUR CONTENT DELIVERY REVENUES SUBSTANTIALLY.

       We recently decided to place greater emphasis on offering training and professional development content to existing and potential corporate customers. We believe this new strategy can help us increase student course registrations more rapidly than the rate of increase of our student course registrations for higher education courses. Our change in strategy has required us to expend substantial time and effort to obtain contracts with training and development content providers. We are in the initial stages of marketing the training and professional development content we have aggregated and continue to aggregate. It is, therefore, too early to determine if our new strategy will accelerate our revenue growth.

THE SUBSTANTIAL TIME, FINANCIAL RESOURCES AND EFFORT REQUIRED FOR US TO OBTAIN ADDITIONAL CAPITAL AND CONTRACTS HAS IMPEDED OUR GROWTH AND ABILITY TO BECOME PROFITABLE.

       Our focus on raising additional capital and obtaining contracts with co-marketing partners, content providers, corporations and community based organizations has limited our ability to implement existing contracts. Once contact with a potential customer is initiated, it generally takes between four and six months to conclude a contract. In some instances discussions have been ongoing for more than 12 months. Our ability to conclude contracts with large corporate customers and co-marketing partners is also affected by the reputation and standing of our content providers and their ability to offer the training and professional development courses and programs needed by corporate customers and the higher education programs approved by them.

OUR DEPENDENCE ON A LIMITED NUMBER OF CONTENT PROVIDERS FOR COURSES AND PROGRAMS HAS LIMITED OUR ABILITY TO INCREASE ENROLLMENT TO PROFITABLE LEVELS.

       Our success depends upon our ability to establish and maintain relationships with training and professional development organizations and colleges and universities that can provide the programs and courses desired by our customers and their employees. We have multi-year agreements with our approximately 20 content providers. However, in many instances our content providers do not offer either the programs or courses desired by our corporate customers and their employees. This stems from factors that include academic standing, scheduling of class times and creating sufficient demand for particular courses or degree programs so that classes have minimum numbers of students. We, therefore, are continually seeking to diversify our available training, professional development and higher education content by obtaining agreements with other content providers.

WE BELIEVE WE NEED TO SUBSTANTIALLY INCREASE ENROLLMENT BY EMPLOYEES OF LARGE CORPORATE CUSTOMERS IN ORDER FOR OUR DISTANCE LEARNING SERVICES TO BECOME PROFITABLE.

       For the nine months ended September 30, 2000, approximately 88% of our net revenue is attributable to Interboro Institute, approximately 6% resulted from courses completed by our corporate customers and the balance resulted primarily from courses completed by participants in community outreach programs. Our distance learning services cannot become profitable without substantially greater increases in enrollment in courses and programs offered by us.

WE ARE DEPENDING ON OTHERS TO MATERIALLY INCREASE OUR STUDENT ENROLLMENT.

       We need to market our services to large numbers of potential students in order to materially increase our enrollment. We believe this requires us to have access to the employees of large corporations and that this access can best be obtained by having co-marketing alliances with entities that have large customer bases and experienced sales personnel. We have, accordingly, been focusing less on obtaining new corporate customers on our own in favor of obtaining co-marketing partners such as Verizon, @ Home Network and We Media. In the process, we are becoming dependent upon them to increase our marketing reach and effectiveness. We do not have control over the marketing, or budgeting priorities of our co-marketing partners or the effort and resources they devote to marketing our content and delivery services. For example, the merger of Bell Atlantic and GTE and the Verizon strike have delayed the progress of our co-marketing activities with Verizon. Our co-marketing strategy may not substantially improve our student enrollment.

THE COSTS ASSOCIATED WITH OUR CONTENT DELIVERY ACTIVITIES MAY CONTINUE TO SUBSTANTIALLY EXCEED OUR REVENUES FROM THESE ACTIVITIES.

       While striving to become more efficient, generally, we must devote more resources to activities that include:

       o Making it more convenient to access our aggregated content by delivering it to desktops, providing more time slots for delivery of courses and programs and providing more asynchronous content.

       o Spending more time and other resources tailoring our training course and program offerings to the needs of our customers.

       o Shortening and simplifying the course registration process, including by permitting online registration and registering greater numbers of corporate employees for the same program at the same time.

       All of these activities require us to spend more money for the foreseeable future without any guarantee that our efforts will result in significant increases in revenue.

OUR REQUIRING ADVANCE TUITION PAYMENTS AND CORPORATE GUARANTEES OF DEFERRED TUITION IS HINDERING OUR EFFORT TO INCREASE REGISTRATION FOR OUR HIGHER EDUCATION COURSES AND PROGRAMS.

       We require advance payment of at least 50% of tuition for higher education courses or, alternatively, that deferred payments be guaranteed by the corporate employer. This new policy has made recruiting more difficult and time consuming and has had an adverse impact on student enrollment.

OUR CASH FLOW FROM OUR DELIVERY OF HIGHER EDUCATION CONTENT IS UNPREDICTABLE BECAUSE WE DO NOT CONTROL TUITION BILLING BY OUR HIGHER EDUCATION PROVIDERS AND COLLECTION FROM OUR CORPORATE CUSTOMERS.

       Our higher education providers control the entire billing and collection process for deferred tuition payments and we do not receive our share of tuition until they receive payment. In most cases, we have been receiving our share more than 90 days after completion of courses and, in some cases, more than nine months after completion of courses. We believe this is caused mostly by the inability of our education providers to expedite billing procedures and of our corporate customers to expedite processing requests for payment from their employees. The requirement by most of our corporate customers that they receive evidence of satisfactory completion of higher education courses by their employees, before requests for payment can be processed, also contributes significantly to these delays.

IN AN ECONOMIC DOWNTURN, IT COULD BECOME INCREASINGLY DIFFICULT FOR US TO OPERATE AND GROW.

       If we are to survive a sustained economic slow down in the U.S. economy, we will need to be lean, flexible and quick to implement new strategies. We have had no experience operating our business during a downturn. Significant cutbacks in personnel and reallocation of our resources may be required in order for us to continue operations. We could be wrong in our belief that placing greater emphasis on our being able to provide more job skills training to the unemployed and underemployed is a good strategy for us while an economic downturn continues.

CHANGES IN TRAINING AND EDUCATION POLICIES OF OUR CORPORATE CUSTOMERS COULD QUICKLY AND MATERIALLY DECREASE OUR EXISTING AND POTENTIAL STUDENT ENROLLMENT AND, THEREFORE, OUR REVENUE.

       Our contracts with our corporate customers do not give us protection against subsequent changes in their corporate tuition reimbursement policies or shifts in their attitudes toward corporate training and higher education opportunities for employees. Contracts we may obtain to deliver training or professional development content may not protect us against changes in corporate training budgets or policies. If training budgets or tuition reimbursement are materially curtailed by our customers, student enrollment would materially and precipitously decline. The likelihood of this happening is much greater during an economic downturn in a particular industry sector or the economy in general.

THE LACK OF EXCLUSIVITY AND NON-COMPETE PROVISIONS COULD MATERIALLY IMPAIR THE VALUE OF OUR CORPORATE CUSTOMER AGREEMENTS.

       None of our agreements with customers gives us an exclusive right to deliver courses to their employees or constituents and we do not foresee being able to obtain exclusivity. There are no restrictions in our agreements with customers, and none are contemplated, to prohibit them from competing with us or from using products or services that compete with us. Accordingly, our customers could materially impair our ability to enroll their employees or constituents in our courses and programs by actively encouraging them to enroll in competing courses and programs.

DEMAND FOR OUR SERVICES MAY NOT INCREASE RAPIDLY BECAUSE TRAINING AND EDUCATION VIA LIVE INTERACTIVE VIDEO CONFERENCING DOES NOT BECOME WIDELY ACCEPTED.

       Training and education via video conferencing is a relatively new alternative to traditional classroom instruction. Video conferencing is relatively expensive compared to asynchronous and other distance learning delivery systems because it requires special equipment and is most effectively delivered over broadband high speed transmission lines. Our experience has been that some instructors are unwilling to teach by means of interactive video conferencing systems or to adopt our method of teaching. We have also encountered some reluctance from some students to use our content delivery method. For these and other reasons, many colleges, universities, professional training providers and students may be unwilling to accept our delivery concept as an appropriate way to provide quality training and education. The extent to which training and education using video conferencing is accepted, and the rate of acceptance, will materially affect our ability to achieve our objectives.

WE DEPEND ON OUR CHAIRMAN, PRESIDENT AND OTHER KEY MANAGEMENT PERSONNEL TO OPERATE AND GROW.

       We believe the efforts of our executive officers and other management personnel, especially Dr. Arol I. Buntzman, our chairman and chief executive officer, and Dr. John J. McGrath, our president, are essential to our operations and growth. The loss of the services of Drs. Buntzman or McGrath would materially adversely affect us. We maintain insurance on the life of Dr. Buntzman in the amount of $2 million. In recognition of our dependence on Dr. Buntzman and his contributions to EVCI in 2000, our board of directors awarded him a $500,000 bonus in November 2000. We have employment agreements, expiring December 31, 2001, with each of Dr. Buntzman, Dr. McGrath and James H. Mollitor, our chief technology officer.

TO SUCCEED, WE NEED TO ATTRACT AND RETAIN MORE SENIOR MANAGEMENT AND SKILLED ADMINISTRATORS AND TECHNICIANS IN A HIGHLY COMPETITIVE LABOR MARKET.

       We need to hire more senior management in order to operate and grow. Our business also requires the services of more skilled administrators to manage student recruitment and enrollment, develop strategies to increase student retention, train instructors and deal generally with college and corporate administrators. Unless we decide to rely more on others to further develop, sell and service our technology, we will also require engineers and technicians to effectively operate our interactive video conferencing systems and deploy and operate broadband network design. The competition for qualified management, skilled administrators and technicians is intense. If we cannot compete for new employees or retain and motivate our existing employees, we would be adversely affected. An economic downturn could require us to make significant cuts in personnel that materially restrain our growth.

CONTENT PROVIDERS AND OTHERS WITH GREATER RESOURCES AND NAME RECOGNITION COULD MAKE IT VERY DIFFICULT FOR US TO BE COMPETITIVE IN OUR AGGREGATION AND DELIVERY OF TRAINING AND EDUCATION CONTENT.

       Two and four year colleges and professional training organizations offering traditional classroom instruction are our most significant competition in our distance learning business and with respect to the on-campus courses and programs given by Interboro Institute. In addition, alternative methods of delivering courses are proliferating rapidly. These alternatives are usually less expensive and more readily available than video conferencing. Interactive video conferencing equipment has been used throughout the world for more than five years, the technology upon which it is based is established and its cost has been declining. We expect a significant increase in direct competition from numerous colleges, universities, professional training organizations and large corporations. In addition, the Higher Education Act encourages more competition by providing government incentives for distance learning companies.

SINCE THERE ARE NO SIGNIFICANT BARRIERS TO ENTRY INTO OUR MARKET, OUR DISTANCE LEARNING ACTIVITIES ARE FACING INCREASING COMPETITION FROM OTHER COMPANIES THAT OFFER A VARIETY OF OTHER PRODUCTS AND DELIVERY SERVICES.

       Our current distance learning competition includes numerous companies that offer a variety of asynchronous and synchronous delivery methods. These include Internet-based instruction, one-way and limited two-way satellite video conferencing, video and audio cassettes and CD-roms. New products and services will probably be developed, including by competitors and potential competitors that are much larger and have greater development, marketing and financial resources than we do.

OUR AGREEMENTS AND RELATIONSHIPS WITH OUR CONTENT PROVIDERS MAY HELP THEM TO COMPETE WITH US.

       Our agreements with our content providers do not restrict the education provider from competing with us except, in most cases, as long as it does not offer courses via competing interactive video conferencing systems to our corporate customers and their employees during the term of the agreement and for one year after its termination. By teaching our content providers how to give courses and programs via interactive video conferencing, we may be helping them to compete with us, even during the terms of their agreements with us.

REPLACING   OBSOLETE  OR  DISCONTINUED   EQUIPMENT  MAY  RESULT  IN  SUBSTANTIAL
UNANTICIPATED COSTS OR DELAYS.

       Our success will depend on our ability to adapt timely and effectively to rapidly occurring technological advances in telecommunications and video conferencing equipment. To remain competitive, we may need to make substantial capital investments in new equipment that has made our existing equipment obsolete. We have designed our network software based, in part, on Intel video conferencing equipment that Intel has discontinued manufacturing. We could be wrong in our belief that we will have available to us enough inventory of this discontinued equipment and enough time to permit us to supersede it with later generation equipment without adversely affecting our business. Other technologies developed by competitors may significantly reduce demand for our services or render our services obsolete.

REGULATORY CHANGES MAY IMPOSE CONSTRAINTS, ADDITIONAL COSTS OR OTHER BURDENS ON US AND EDUCATION PROVIDERS.

       State and local agencies, as well as federal lawmakers, are continually evaluating laws and regulations that could have a significant impact on our business. It is uncertain to what extent this impact will be favorable or adverse, or when regulatory authorities will take action.

       Many states are re-evaluating their educational licensing requirements to reflect new developments in distance learning. Our agreements with our content providers require them to obtain the accreditation and licenses necessary to offer their courses, certificates and degrees in our programs. If state or local authorities impose new or more burdensome licensing requirements on our education providers, we may be unable to attract or retain the education providers on which our business depends.

       Federal agencies and independent accreditation organizations are also conducting reviews of new and existing laws and policies. We cannot predict the scope or outcome of these reviews. Additional regulation resulting from these reviews, if any, may materially adversely affect us by increasing the costs or administrative burdens of providing education programs, or by discouraging education providers from participating in our distance learning business.

INTERBORO INSTITUTE IS SUBJECT TO EXTENSIVE FEDERAL AND NEW YORK STATE REGULATION BECAUSE IT DEPENDS ON SUBSTANTIAL FEDERAL AND STATE FUNDS IN ORDER TO OPERATE.

       Interboro's participation in the Pell Grant program under Title IV of the Higher Education Act subject it to frequent reviews and detailed oversight and require it to comply with complex laws and regulations. Similarly, Interboro is subject to extensive regulation and oversight by New York State administrators of the TAP program. Approximately $6.9 million in Pell and TAP financial aid was provided to Interboro students during 2000. Most of Interboro's students rely on this aid to pay all of their tuition. Any significant curtailment or delays in disbursement of Pell or TAP funds would have a material adverse effect on Interboro and, therefore, on our company.

INTERBORO INSTITUTE'S PRIOR PROBLEMS WITH REGULATORS COULD REOCCUR AND ADVERSELY AFFECT ITS OPERATIONS.

       Prior to our acquiring Interboro, TAP administrators disallowed approximately $4,800,000 of grants previously disbursed to Interboro for academic years 1989/1990 through 1991/1992. After protracted litigation, Interboro was required to repay approximately $5,850,000, including $1,050,000 of interest, to the New York State Higher Education Services Corporation. The entire amount has been fully paid and all but approximately $700,000 was paid prior to our purchase of Interboro. However, funds disbursed to Interboro subsequent to academic year 1992 are still subject to audit by TAP administrators as are future disbursements. In addition, Pell administrators could suspend or disallow Pell grants.

OUR CHAIRMAN AND OTHER PRINCIPAL STOCKHOLDERS CAN ACT TOGETHER TO CONTROL OUR BUSINESS AND POLICIES WITHOUT THE APPROVAL OF OTHER STOCKHOLDERS.

       Our officers and directors as a group, together with Tayside Trading, Ltd., DEWI Investments Limited and B&H Investments Ltd. can vote more than 40% of our currently outstanding common stock, before giving effect to this offering. This is probably sufficient to control the outcome of any stockholder vote except where the vote of our Series B preferred stock is required on matters that include:

       o any increase or decrease in our authorized capital stock;

       o the sale of all or substantially all of our assets or the assets of any of our subsidiaries; or

       o any merger involving us or any of our subsidiaries.

       In addition, as a result of voting agreements our chairman has with our president and chief financial officer, our chairman has the power to direct the vote of more than 20% of our common stock. This may be sufficient for Dr. Buntzman to alone control the outcome of any stockholder vote not requiring the vote of holders of our Series B preferred stock.

SALES, OR THE EXPECTATION OF SALES, OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK IN THIS OFFERING OR OTHERWISE COULD DECREASE OUR STOCK PRICE.

       There will be no underwriter or coordinating broker to manage the distribution of the up to 1,962,891 shares offered and sold in this offering. Accordingly, there will be no control over the timing and amount of shares sold by selling stockholders. In addition, as of December 1, 2000, approximately 2,700,000 shares that are not included in this offering can be sold from time to time under Rule 144 or our S-3 registration statement effective June 2, 2000. Also, up to 354,250 shares are eligible for resale publicly from time to time following exercise of options granted to our employees.

THE ISSUANCE OF SHARES OF OUR COMMON STOCK BY US TO THE SELLING STOCKHOLDERS WILL DILUTE OUR OTHER STOCKHOLDERS.

       The 809,928 shares covered by this prospectus that underlie warrants are issuable by us at between $6.00 and $25.00 per share, or an average of $19.82 per share. The shares issuable to holders of Series B preferred stock would total approximately 962,963 shares, assuming conversion occurs at the initial conversion price of $13.50.

OUR SHARE PRICE HAS RANGED GREATLY SINCE WE WENT PUBLIC AND MAY BE VERY VOLATILE IN THE FUTURE.

       Since our public offering in February 1999, the market price of our common stock has ranged between $1.75 and $40.94.

       In the future, our share price could be affected by a number of factors, including:

       o   actual or anticipated fluctuations in our operating results;

       o changes in expectations as to our future financial performance or changes in financial estimates of securities analysts;

       o increased competition from major corporations or well-known colleges, universities and professional training organizations;

       o   announcements of technological innovations;

       o the operating and stock price performance of other comparable companies;

       o   general stock market or economic conditions; and

       o sales of stock by the selling stockholders pursuant to this prospectus or otherwise.

       In addition, the stock market in general has experienced volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of the common stock regardless of our actual operating performance.

PROVISIONS OF LAW AND TWO AGREEMENTS MAY PREVENT TAKEOVERS AND DEPRESS THE PRICE OF OUR SHARES.

       Certain provisions of Delaware law, an agreement with our chief executive officer and an agreement with holders of our Series B preferred stock could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. The provisions of these agreements include:

       o Our chairman is entitled to certain payments if his employment is terminated following a change of control of our company.

       o Series B preferred stockholders can require redemption of their shares if there is a change of control of our company.

       o Series B preferred stockholders must consent to transactions that, in addition to those referred to above, include:

           o  paying dividends on our common stock;

           o  incurring indebtedness in excess of $15,000,000; or

           o issuing additional shares of our capital stock at a discount to the then current market price of our common stock, other than excluded shares (as defined in the certificate of designations).

       Such provisions could limit the price that investors might be willing to pay in the future for the common stock because they believe our management and holders of our Series B preferred can defeat a takeover of our company that could be beneficial to non-management stockholders.

OUR CLASSIFIED BOARD LIMITS STOCKHOLDER VOTING FOR ELECTION AND REMOVAL OF DIRECTORS.

       Our board of directors is divided into three classes. The directors in each class will be elected for three year terms when their class stands for election at a stockholders meeting. This staggering of director terms protects directors from being removed from office by anyone engaged in a proxy contest for control of the board and dilutes the ability of stockholders to influence corporate governance policies. Furthermore, a director may only be removed, with or without cause, by the holders of 66 2/3% of the shares entitled to vote at an election of directors.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF OUR OFFICERS AND DIRECTORS MAY INSULATE THEM FROM ACCOUNTABILITY TO STOCKHOLDERS AT SUBSTANTIAL COST TO US.

       Our certificate of incorporation and by-laws include provisions whereby our officers and directors are to be indemnified against liabilities to the fullest extent permissible under Delaware law. Our certificate of incorporation also limits a director's liability for monetary damages for breach of fiduciary duty, including gross negligence. In addition, we have agreed to advance the legal expenses of our officers and directors who are required to defend against claims. These provisions and agreements may have the effect of reducing the likelihood of suits against directors and officers even though such suits, if successful, might benefit us and our stockholders. Furthermore, a stockholder's investment in our company may be adversely affected if we pay the cost of settlement and damage awards against directors and officers.

FORWARD LOOKING INFORMATION

       This prospectus contains, and incorporates by reference, forward-looking statements that involve assumptions, risks and uncertainties. The words "anticipate," "estimate," "expect," "will," "could," "may," "is targeting" and similar words are intended to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risk factors set forth above. Should any one of these or other risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated by forward-looking statements. We undertake no obligation to update forward-looking statements.

                    USE OF PROCEEDS FROM EXERCISE OF WARRANTS

       We will not realize any proceeds from the sale of the shares pursuant to this prospectus. At most, we will receive a total of $16,050,246 if all warrants to purchase 809,928 shares offered by this prospectus are exercised by selling stockholders who do not utilize cashless exercise provisions of their warrants. These proceeds will be available to us for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

       The following table sets forth the name, and total number of shares of common stock owned and offered by, each selling stockholder. We know of no material relationship between any selling stockholder and us during the past three years. After the offering is complete, none of the selling stockholders will own more than one percent of our outstanding common stock.



                                               NUMBER OF SHARES BENEFICIALLY                NUMBER OF SHARES
SELLING STOCKHOLDER                             OWNED AS OF JANUARY 5, 2001                       OFFERED
-------------------                             --------------------------                       -------
Amaranth Trading LLC                                     493,6691                              1,296,297
Seneca Capital International, Ltd.                       169,5562                                169,556
Seneca Capital L.P.                                       89,7033                                 89,703
Merced Partners Limited Partnership                       64,8154                                 64,815
Lakeshore International, Ltd.                             64,8155                                 64,815
Tayside Trading, Ltd.                                    417,7056                                 17,705
Timmy D. James                                             20,000                                 20,000
Epifano Almodovar                                          10,000                                 10,000
PJSC F6 2000 LLC                                          25,0007                                 25,000
Century America Promotions, Inc.                           15,000                                 15,000
Monarch Capital Holdings, Ltd.                            190,000                                190,000
                                                        ---------                              ---------
                                                        1,560,263                              1,962,891
                                                        =========                              =========

---------------------
       1 Also owned beneficially by Amaranth Advisors, L.L.C., the managing member of Amaranth Trading, and Nicholas M. Maounis, the managing member of Amaranth Advisors. Includes 65,000 shares that are not being offered pursuant to this prospectus, of which 45,000 shares are owned by Amaranth Securities LLC, an affiliate of Amaranth Trading, and 20,000 shares are owned by Mr. Maounis. The remaining 428,669 shares underlie a portion of the 100,000 shares of Series B preferred stock and related warrants issued initially to Paloma Strategic Fund L.P. and subsequently transferred to its affiliate, Amaranth Trading. Except for the ownership limitation described below, the 100,000 shares of Series B preferred stock would be convertible into 740,741 shares of common stock, based on the initial conversion price of $13.50 per share, and the related warrants would be exercisable for 555,556 shares of common stock, or the total of 1,296,297 shares being offered by Amaranth Trading pursuant to this prospectus. However, the number of shares of common stock into which the shares of Series B preferred stock and warrants are convertible and exercisable is limited to the number which would result in Amaranth Trading and its affiliates beneficially owning, together, not more than 9.99% of all the outstanding shares of our common stock. Amaranth Trading and its affiliates expressly disclaim beneficial ownership of any shares of our common stock in excess of this limitation. Amaranth Trading, Amaranth Advisors and Amaranth Securities also disclaim any beneficial ownership of the 20,000 shares owned by Mr. Maounis.
       2 Also owned beneficially by Seneca Capital Advisors LLC, the general partner of Seneca Capital International.
       3 Also owned beneficially by Seneca Capital Investment LLC, the advisor of Seneca Capital L.P.
       4 Also owned beneficially by its general partner, Global Capital Management, Inc., which has selected EBF & Associates, L.P. as advisor to the selling stockholder. EBF's general partner is Global Capital Management, Inc.
       5 Also owned beneficially by the selling stockholder's investment manager, Hunter Capital Management, LLC, which has delegated investment decisions to EBF & Associates, L.P. EBF's general partner is Global Capital Management, Inc.
       6 Includes 400,000 shares that are registered for resale pursuant to our Form S-3, effective June 2, 2000.
       7 Excludes 50,000 shares underlying warrants that are beneficially owned by its affiliate, PJSC F6 1999 LLC, and are registered for resale pursuant to our Form S-3, effective June 2, 2000.
       8 Includes, and Monarch Capital Holdings, Ltd., may be deemed to beneficially own, the shares held by the following: Monarch Partners, L.P. (113,747 shares), Monarch Capital, Ltd. (30,333 shares), Monarch Capital, L.P. (35,388 shares), Acorn Overseas Securities Co.(5,898 shares)and ZPG Securities, LLC (4,634 shares). Acquired December 2000 from our president, Dr. John J. McGrath, who has advised us that he needed the proceeds to pay his personal indebtedness.

                              PLAN OF DISTRIBUTION

       We will receive no part of the proceeds of any sales made by the selling stockholders. We will pay all expenses of registration incurred in connection with this offering and the offering and sale of the shares, other than commissions, discounts and fees of brokers, dealers or agents.

       The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under that Act. Since the selling stockholder may be deemed "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

       The selling stockholders may from time to time sell all or a portion of their shares in the over-the-counter market or on any national securities exchange on which our common stock may be listed or traded, in transactions directly with market makers, at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

o a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o    privately negotiated transactions;

o    put or call option transactions;

o    short sales;

o    any combination of such methods of sale described above; or

o    any other lawful transaction.

       In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer is commitment to the selling stockholder.

       Upon notification of us by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing

       o the name of each such selling stockholder and of each participating broker or dealer;

       o   the number of shares of our common stock involved;

       o   the price at which such shares were sold;

       o the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable;

       o that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

       o   other facts material to the transaction.

       Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above.

       The selling stockholders will be subject to applicable SEC rules and regulations, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by them.

       The selling stockholders may enter into hedging transactions with broker-dealers. Broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. Except as specified in the next sentence, the selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. Each holder of our Series B preferred stock has agreed that neither it nor its affiliates will sell our common stock publicly less than specified prices during the 10 trading days prior to September 22, 2001 and 2003.

       The shares covered by this prospectus that have been paid for and held for at least one year may also be sold pursuant to Rule 144.

       We have agreed to keep this prospectus current until the earlier of:

       o the date of which the selling stockholders may sell all of their shares of common stock offered by this prospectus without restriction pursuant to Rule 144(k);

       o the date on which the selling stockholders have sold all of their shares of common stock offered by this prospectus; and

       o the date which is two years after the warrants to purchase shares of the common stock offered by this prospectus have been exercised in full.

       We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Our certificate of incorporation and by-laws provide that we will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of our company or serves or served at our request as a director, officer or employee of another corporation or entity.

       We have has entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our certificate of incorporation and by-laws. These agreements, among other things, indemnify our directors and officers for certain expenses (including advancing expenses for attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or officer of our company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. In addition, we have insurance providing indemnification for our directors and officers for certain liabilities. We believe that these indemnification provisions and agreements and related insurance are necessary to attract and retain qualified directors and officers.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  LEGAL MATTERS

       Our counsel, FischbeinoBadillooWagneroHarding, New York, New York, will issue an opinion on the legality of the shares of common stock offered by this prospectus.

                                     EXPERTS

       Our financial statements for the years ended December 31, 1999 and 1998 that are incorporated by reference in this prospectus have been so incorporated in reliance upon the report of Goldstein Golub Kessler LLP, independent auditors, given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the estimated expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the securities being registered. Except for the SEC filing fee, all expenses have been estimated and are subject to future contingencies.

          SEC registration fee................................    $ 3,922.48
          PCX and BSE listing fees............................      8,842.00
          Legal fees and expenses.............................     60,000.00
          Blue sky fees and expenses..........................        500.00
          Miscellaneous.......................................      1,735.52

                                                                   ---------
                       Total                                      $75,000.00
                                                                   =========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Amended and Restated Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

       In accordance with Section 102(a)(7) of the GCL, the Restated Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damage for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7) of the GCL.

       The Registrant also has indemnification agreements with each of its officers and directors, the form of which is filed as Exhibit 10.21, to which reference is hereby made.

ITEM 16. EXHIBITS

EXHIBIT NO.*               DESCRIPTION OF EXHIBIT

       3.1[1]     --       Certificate of Incorporation of the Registrant.

       3.1(a)[6]  --       Certificate of Amendment to Certificate of Incorporation of the Registrant.

       3.2[6]     --       Amended and Restated By-Laws of the Registrant.

       3.3[1]     --       Certificate of Merger of Educational Video Conferencing, Inc. (a New York Corporation) into the
                           Registrant (a Delaware Corporation).

       3.4[1]     --       Certificate of Correction of the Certificate of Incorporation of the Registrant.

       3.5        --       Intentionally omitted.

       3.5(a)     --       Intentionally omitted.

       3.5(b)     --       Certificate Eliminating Reference to Series A 7.5% Convertible Preferred Stock from the Certificate of
                           Incorporation of the Registrant.

       3.6[15]    --       Certificate of Designations of Series B 7% Convertible Preferred of the Registrant.

       3.6(a)[15] --       Certificate of Correction of Certificate of Designations of the Series B 7% Convertible Preferred of the
                           Registrant.

       4.1[1]     --       Form of Common Stock Purchase Warrant issued to investors in private placements and for services provided in connection with such private placements.

       4.2[1]     --       Tayside Common Stock Purchase Warrant.

       4.3[5]     --       Adelphi Common Stock Purchase Warrant.

       4.4[5]     --       Form of Representative's Warrant Agreement (including Form of Representative's Warrant).

       4.5[5]     --       Form of Common Stock Certificate.

       4.6[5]     --       Amended and Restated 1998 Incentive Stock Option Plan of the Registrant.

       4.7[9]     --       Warrant Agreement, dated January 14, 2000, between the Registrant and Bruce R. Kalisch.

                                                               II-2

       4.7[14]    --       Warrant Agreement, dated April 18, 2000, between the Registrant and Peter J. Solomon Company Limited.

       4.8[10]    --       Common Stock Purchase Warrant, dated February 3, 2000, issued to The Shaar Fund Ltd.

       4.9[10]    --       Form of Finders' Warrant (relating to the issuance of warrants to purchase 3,870 shares of the
                           Registrant's common stock).

       4.9[15]    --       Form of Common Stock Purchase Warrant

       5.1        --       Opinion of Fischbeino Badilloo Wagnero Harding.

     +10.1[3]     --       Agreement between the Registrant and Adelphi University for the Offering of Interactive Televideo
                           Courses, dated May 13, 1997.

     +10.2[2]     --       Agreement between the Registrant and The College of Insurance for the Offering of Interactive Televideo
                           Courses, dated September 16, 1997.

     +10.3[2]     --       Agreement between the Registrant and Mercy College for the Offering of Interactive Video Conferenced and
                           Computer Courses, dated March 10, 1998.

      10.4[1]     --       Agreement between the Registrant and Reliance National for the Offering of Interactive Televideo
                           Courses and Distance Learning Programs, dated October 7, 1998.

      10.5[1]     --       Agreement between the Registrant and Citibank, dated May 20, 1997.

      10.6[1]     --       Agreement between the Registrant and American International Group, dated May 21, 1997.

      10.7[1]     --       Agreement between the Registrant and Merrill Lynch for the Offering of Interactive Televideo Courses and
                           Distance Learning Programs, dated June 3, 1998.

      10.7(a)[8]  --       Agreement between the Registrant and Merrill Lynch, Pierce, Fenner & Smith Incorporated for the Offering
                           of Interactive Televideo Courses and Distance Learning Programs, dated June 30, 1999.

      10.8[5]     --       Agreement for Interactive Televideo Courses and Distance Learning Programs between the Registrant and
                           Travelers Indemnity Company, dated July 24, 1998.

      10.9[1]     --       Agreement between the Registrant and Zurich Insurance Company, U.S. Branch for the Offering of
                           Interactive Televideo Courses and Distance Learning Programs, dated August 12, 1998.

                                                               II-3


      10.11[6]    --       Lease Agreement between the Registrant and Realty Co. (doing business as Royal Realty), dated December
                           15, 1998.

      10.12[1]    --       Employment Agreement between the Registrant and Dr. Arol I. Buntzman, dated October 1, 1998.

      10.13[1]    --       Employment Agreement between the Registrant and Dr. John J. McGrath, dated October 1, 1998.

      10.14[1]    --       Employment Agreement between the Registrant and Richard Goldenberg, dated October 1, 1998.

      10.15       --       Intentionally omitted.

      10.16[1]    --       Employment Agreement between the Registrant and James H. Mollitor, dated October 1, 1998.

      10.17[1]    --       Consulting Agreement between the Registrant and Arthur H. Goldberg, dated March 4, 1998.

      10.18[4]    --       Consulting Agreement between the Registrant and William R. Coda, dated May 10, 1998.

      10.19       --       Intentionally omitted.

      10.20[1]    --       Chief Executive Officer Change in Control Agreement between the Registrant and Dr. Arol I. Buntzman, dated October 1, 1998.

      10.21[1]    --       Form of Indemnification Agreement.

      10.22       --       Intentionally omitted.

      10.23[4]    --       ICS Network Systems Equipment Collocation and Services Agreement, dated November 20, 1997.

      10.24[4]    --       Agreement between the Registrant and General Reinsurance Corporation for the Offering of Interactive
                           Televideo Courses and Distance Learning Programs, dated November 6, 1998.

     +10.25[4]    --       Agreement between the Registrant and Manhattan College for the Offering of Interactive Video
                           Conferenced Courses, dated November 23, 1998.

      10.26[4]    --       Co-marketing Agreements between AT&T Corp. and the Registrant.

      10.27[4]    --       Tariff agreement between the Registrant and AT&T Corp., dated in June 1998.


                                                               II-4

      10.28[12]   --       Agreement between Arol I. Buntzman and Richard and Bonnie Goldenberg, dated March 1, 2000.

      10.29[12]   --       Agreement between Arol I. Buntzman and John J. McGrath, dated March 1, 2000.

      10.30       --       Intentionally omitted.

      10.31[6]    --       Agreement between the Rochester City School District and the Registrant, dated December 22, 1998.

      10.32[6]    --       National Agreement between Lockheed Martin Corporation and the Registrant dated February 17, 1999.

     +10.33[6]    --       Educational Provider Agreement between Kaplan Educational Centers, Inc. and the Registrant dated March
                           23, 1999.

      10.34[7]    --       EVC and CWE Co-Marketing Agreement, dated May 21, 1999, between the Registrant and the Consortium for
                           Workers Education.

      10.35[8]    --       Video Conferencing and Telecommunications Services Agreement, dated  July 1, 1999, between the Board of
                           Education of the City School District of the City of New York on behalf of Community School District No.
                           10 and the Registrant.

      10.36[8]    --       Agreement between the Registrant and Atlantic District Lutheran Church Missouri Synod for the Offering
                           of Interactive Televideo Courses, dated July 21, 1999.

      10.37[8]    --       Letter Agreement between Excite @Home Network and the Registrant, dated July 26, 1999.

     +10.38[8]    --       Agreement between the Registrant and Concordia College for the Offering of Interactive Video
                           Conferenced Courses, dated August 19, 1999.

     +10.39(a)[8] --       Agreement, dated August 26, 1999, between We Media, Inc. and the Registrant.

     +10.39(b)[8] --       Agreement, dated September 22, 1999, between We Media, Inc. and the Registrant.

     +10.40[8]    --       Co-Marketing Agreement, dated September 1, 1999, between the Registrant and Bell Atlantic Network
                           Services, Inc.

     +10.41[8]    --       Agreement, dated September 1, 1999, between the Registrant and Touro College and Touro University
                           College and Touro University International.

                                                               II-5

     +10.42[8]    --       Agreement, between the Registrant and St. John's University for the Offering of Interactive Video
                           Conferenced and Internet-Based Courses, dated September 24, 1999.

      10.43[9]    --       Stock Purchase Agreement, dated January 14, 2000, among Bruce R. Kalisch, Interboro Holding, Inc. and
                           Interboro Institute, Inc.

      10.44[9]    --       Escrow Agreement, dated January 14, 2000, among Bruce R. Kalisch, Interboro Holding, Inc. and
                           FischbeinoBadillooWagneroHarding.

      10.45       --       Intentionally omitted.

      10.46       --       Intentionally omitted.

     +10.50[12]   --       Agreement between the Registrant and Golden Gate University for the Offering of Interactive video conference courses, dated March 3, 2000.

      10.51[12]   --       Intentionally omitted.

      10.52[12]   --       Educational Provider/Co-Marketing Agreement between the Registrant and Computer Generated Solutions,
                           Inc. dated  January 13, 2000.

      10.53[12]   --       Stock Subscription and Stockholders' Agreement, dated November 29, 1999 among the Registrant, Visiocom
                           Worldwide, S.A., the individuals set forth in Exhibit A to such agreement, and Visiocom USA
                           Incorporated, including Exhibits.

     +10.53[14]   --       Agreement, dated April 27, 2000, between the Registrant and Telecommunications Research Associates for
                           the Offering of Interactive Video Conferenced Courses

      10.54[13]   --       Summary of Transaction Terms between edcor and the Registrant, dated January 3, 2000.

      10.54[14]   --       Agreement, dated May 30, 2000, between Correction Officers' Benevolent Association (Association), City
                           of New York and the Registrant.

      10.55[13]   --       Agreement, dated January 25, 2000, between the Registrant and Clemson University for the Offering of
                           Non-Credit Interactive Video Conferenced Courses.

     +10.55[14]   --       Agreement, dated June 1, 2000, between the Registrant and American Academy of Professional Coders, Inc.

      10.56[13]   --       Agreement, dated March 13, 2000, between the Registrant and California State Baptist Association for
                           the Offering of Interactive Televideo Courses.

      10.56[15]   --       Form of Series B Stock Purchase Agreement.

                                                               II-6

      10.57[15]   --       Amended and Restated Registration Rights Agreements, dated September 27, 2000, among Paloma Strategic
                           Fund L.P. ("Paloma"), Seneca Capital International, Ltd. ("Seneca Ltd."), Seneca Capital, L.P. ("Seneca
                           L.P."), Merced Partners Limited Partnership ("Merced") , Lakeshore International, Ltd. ("Lakeshore") and
                           the Registrant.

      10.58[15]   --       Amended and Restated Co-Sale Agreement, dated September 29, 2000, among Dr. Arol I. Buntzman, the
                           Registrant, Paloma, Seneca Ltd., Seneca L.P., Merced and Lakeshore.

      10.59[16]   --       Agreement, dated August 31, 2000, between the Registrant and YAI National Institute for People with
                           Disabilities.

    ++10.60[16]            -- IP Services and Dedicated Access Agreement,  dated
                           September  15,  2000,  between  At Home  Corporation,
                           through its @Work division, and the Registrant.

      23.1        --       Consent of Goldstein Golub Kessler LLP.

      23.2**      --       Consent of Fischbeino Badilloo Wagnero Harding (included in Exhibit 5.1).

      24.1**      --       Power of Attorney (set forth on page II-10 of the initial filing of this registration statement).

      27[16]      --       Financial Data Schedule.

      99.1[9]     --       Press Release of the Registrant, dated January 20, 2000.

------------------------------

* Numbers inside brackets indicate documents from which exhibits have been incorporated by reference.

**   Previously filed.

+ Confidential treatment has been granted with respect to the redacted portions of this exhibit.

++ Confidential treatment has been requested with respect to the redacted portions of this exhibit.

[1] Incorporated by reference to the Registrant's Registration Statement on Form SB-2, dated October 23, 1998, registration no. 333-66085.

[2] Incorporated by reference to Amendment No. 1, dated November 12, 1998, to the Registrant's Form SB-2, Registration no. 333-66085.

[3] Incorporated by reference to Amendment No. 2, dated November 20, 1998, to the Registrant's Form SB-2, Registration No. 333-66085.

[4] Incorporated by reference to Amendment No. 3, dated December 23, 1998, to the Registrant's Form SB-2, Registration No. 333-66085.

[5] Incorporated by reference to Amendment No. 4, dated February 10, 1999, to the Registrant's Form SB-2, Registration No. 333-66085.

[6] Incorporated by reference to Registrant's Form 10-QSB, for the quarter ended March 31, 1999.

[7] Incorporated by reference to Registrant's Form 10-QSB, for the quarter ended June 30, 1999.

[8] Incorporated by reference to Registrant's Form 10-QSB for the quarter ended September 30, 1999.

[9]  Incorporated by reference to the Registrant's Form 8-K dated January 14,
     2000.

[10] Incorporated by reference to the Registrant's Form 8-K dated February 3,
     2000.

[11] Incorporated by reference to the Registrant's Form 8-K/A dated March 3,
     2000.

[12] Incorporated by reference to the Registrant's Form 10-KSB for the year ended December 31, 1999.

[13] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended March 31, 2000.

[14] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended June 30, 2000.

[15] Incorporated by reference to the Registrant's Form 8-K dated October 6,
     2000.

[16] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended September 30, 2000.

ITEM 17. UNDERTAKINGS

       (a) The Registrant will:

           (1) File during any period in which selling stockholders offer or sell securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

           (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

           (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

           In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yonkers, State of New York, on the 18th day of January, 2001. EDUCATIONAL VIDEO CONFERENCING, INC.

                                      By:   /s/ Dr. Arol I. Buntzman
                                          --------------------------------------
                                           Dr. Arol I. Buntzman, Chairman of the
                                           Board and Chief Executive Officer


       Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE                              TITLE                         DATE

/s/ Dr. Arol I Buntzman      Chairman of the Board and          January 18, 2001
-------------------------    Chief Executive Officer
Dr. Arol I. Buntzman


/s/ Dr. John J. McGrath      President and Director             January 18, 2001
-------------------------
Dr. John J. McGrath

/s/ Richard Goldenberg       Chief Financial Officer,           January 18, 2001
-------------------------    Secretary and Director
Richard Goldenberg           (Principal Financial
                             and Accounting Officer)

*                            Director                           January 18, 2001
-------------------------
Royce N. Flippin, Jr.

*                            Director                           January 18, 2001
-------------------------
Philip M. Getter

*                            Director                           January 18, 2001
-------------------------
Arthur H. Goldberg



*/s/ Dr. Arol I. Buntzman
-------------------------
Attorney-in-Fact

                                  EXHIBIT INDEX


EXHIBIT NO.*               DESCRIPTION OF EXHIBIT
       3.1[1]     --       Certificate of Incorporation of the Registrant.

       3.1(a)[6]  --       Certificate of Amendment to Certificate of Incorporation of the Registrant.

       3.2[6]     --       Amended and Restated By-Laws of the Registrant.

       3.3[1]     --       Certificate of Merger of Educational Video Conferencing, Inc. (a New York Corporation) into the
                           Registrant (a Delaware Corporation).

       3.4[1]     --       Certificate of Correction of the Certificate of Incorporation of the Registrant.

       3.5        --       Intentionally omitted.

       3.5(a)     --       Intentionally omitted.

       3.5(b)     --       Certificate Eliminating Reference to Series A 7.5% Convertible Preferred Stock from the Certificate of
                           Incorporation of the Registrant.

       3.6[15]    --       Certificate of Designations of Series B 7% Convertible Preferred of the Registrant.

       3.6(a)[15] --       Certificate of Correction of Certificate of Designations of the Series B 7% Convertible Preferred of the
                           Registrant.

       4.1[1]     --       Form of Common Stock Purchase Warrant issued to investors in private placements and for services provided in connection with such private placements.

       4.2[1]     --       Tayside Common Stock Purchase Warrant.

       4.3[5]     --       Adelphi Common Stock Purchase Warrant.

       4.4[5]     --       Form of Representative's Warrant Agreement (including Form of Representative's Warrant).

       4.5[5]     --       Form of Common Stock Certificate.

       4.6[5]     --       Amended and Restated 1998 Incentive Stock Option Plan of the Registrant.

       4.7[9]     --       Warrant Agreement, dated January 14, 2000, between the Registrant and Bruce R. Kalisch.

                                                               E-1


       4.7[14]    --       Warrant Agreement, dated April 18, 2000, between the Registrant and Peter J. Solomon Company Limited.

       4.8[10]    --       Common Stock Purchase Warrant, dated February 3, 2000, issued to The Shaar Fund Ltd.

       4.9[10]    --       Form of Finders' Warrant (relating to the issuance of warrants to purchase 3,870 shares of the
                           Registrant's common stock).

       4.9[15]    --       Form of Common Stock Purchase Warrant

       5.1        --       Opinion of Fischbeino Badilloo Wagnero Harding.

     +10.1[3]     --       Agreement between the Registrant and Adelphi University for the Offering of Interactive Televideo
                           Courses, dated May 13, 1997.

     +10.2[2]     --       Agreement between the Registrant and The College of Insurance for the Offering of Interactive Televideo
                           Courses, dated September 16, 1997.

     +10.3[2]     --       Agreement between the Registrant and Mercy College for the Offering of Interactive Video Conferenced
                           and Computer Courses, dated March 10, 1998.

      10.4[1]     --       Agreement between the Registrant and Reliance National for the Offering of Interactive Televideo
                           Courses and Distance Learning Programs, dated October 7, 1998.

      10.5[1]     --       Agreement between the Registrant and Citibank, dated May 20, 1997.

      10.6[1]     --       Agreement between the Registrant and American International Group, dated May 21, 1997.

      10.7[1]     --       Agreement between the Registrant and Merrill Lynch for the Offering of Interactive Televideo Courses
                           and Distance Learning Programs, dated June 3, 1998.

      10.7(a)[8]  --       Agreement between the Registrant and Merrill Lynch, Pierce, Fenner & Smith Incorporated for the
                           Offering of Interactive Televideo Courses and Distance Learning Programs, dated June 30, 1999.

      10.8[5]     --       Agreement for Interactive Televideo Courses and Distance Learning Programs between the Registrant and
                           Travelers Indemnity Company, dated July 24, 1998.

      10.9[1]     --       Agreement between the Registrant and Zurich Insurance Company, U.S. Branch for the Offering of
                           Interactive Televideo Courses and Distance Learning Programs, dated August 12, 1998.

                                                               E-2

      10.11[6]    --       Lease Agreement between the Registrant and Realty Co. (doing business as Royal Realty), dated December
                           15, 1998.

      10.12[1]    --       Employment Agreement between the Registrant and Dr. Arol I. Buntzman, dated October 1, 1998.

      10.13[1]    --       Employment Agreement between the Registrant and Dr. John J. McGrath, dated October 1, 1998.

      10.14[1]    --       Employment Agreement between the Registrant and Richard Goldenberg, dated October 1, 1998.

      10.15       --       Intentionally omitted.

      10.16[1]    --       Employment Agreement between the Registrant and James H. Mollitor, dated October 1, 1998.

      10.17[1]    --       Consulting Agreement between the Registrant and Arthur H. Goldberg, dated March 4, 1998.

      10.18[4]    --       Consulting Agreement between the Registrant and William R. Coda, dated May 10, 1998.

      10.19       --       Intentionally omitted.

      10.20[1]    --       Chief Executive Officer Change in Control Agreement between the Registrant and Dr. Arol I. Buntzman, dated October 1, 1998.

      10.21[1]    --       Form of Indemnification Agreement.

      10.22       --       Intentionally omitted.

      10.23[4]    --       ICS Network Systems Equipment Collocation and Services Agreement, dated November 20, 1997.

      10.24[4]    --       Agreement between the Registrant and General Reinsurance Corporation for the Offering of Interactive
                           Televideo Courses and Distance Learning Programs, dated November 6, 1998.

     +10.25[4]    --       Agreement between the Registrant and Manhattan College for the Offering of Interactive Video
                           Conferenced Courses, dated November 23, 1998.

      10.26[4]    --       Co-marketing Agreements between AT&T Corp. and the Registrant.

      10.27[4]    --       Tariff agreement between the Registrant and AT&T Corp., dated in June 1998.

                                                               E-3

      10.28[12]   --       Agreement between Arol I. Buntzman and Richard and Bonnie Goldenberg, dated March 1, 2000.

      10.29[12]   --       Agreement between Arol I. Buntzman and John J. McGrath, dated March 1, 2000.

      10.30       --       Intentionally omitted.

      10.31[6]    --       Agreement between the Rochester City School District and the Registrant, dated December 22, 1998.

      10.32[6]    --       National Agreement between Lockheed Martin Corporation and the Registrant dated February 17, 1999.

     +10.33[6]    --       Educational Provider Agreement between Kaplan Educational Centers, Inc. and the Registrant dated March
                           23, 1999.

      10.34[7]    --       EVC and CWE Co-Marketing Agreement, dated May 21, 1999, between the Registrant and the Consortium for
                           Workers Education.

      10.35[8]    --       Video Conferencing and Telecommunications Services Agreement, dated  July 1, 1999, between the Board of
                           Education of the City School District of the City of New York on behalf of Community School District No.
                           10 and the Registrant.

      10.36[8]    --       Agreement between the Registrant and Atlantic District Lutheran Church Missouri Synod for the Offering
                           of Interactive Televideo Courses, dated July 21, 1999.

      10.37[8]    --       Letter Agreement between Excite @Home Network and the Registrant, dated July 26, 1999.

     +10.38[8]    --       Agreement between the Registrant and Concordia College for the Offering of Interactive Video
                           Conferenced Courses, dated August 19, 1999.

     +10.39(a)[8] --       Agreement, dated August 26, 1999, between We Media, Inc. and the Registrant.

     +10.39(b)[8] --       Agreement, dated September 22, 1999, between We Media, Inc. and the Registrant.

     +10.40[8]    --       Co-Marketing Agreement, dated September 1, 1999, between the Registrant and Bell Atlantic Network
                           Services, Inc.

     +10.41[8]    --       Agreement, dated September 1, 1999, between the Registrant and Touro College and Touro University
                           College and Touro University International.

                                                               E-4

     +10.42[8]    --       Agreement, between the Registrant and St. John's University for the Offering of Interactive Video
                           Conferenced and Internet-Based Courses, dated September 24, 1999.

      10.43[9]    --       Stock Purchase Agreement, dated January 14, 2000, among Bruce R. Kalisch, Interboro Holding, Inc. and
                           Interboro Institute, Inc.

      10.44[9]    --       Escrow Agreement, dated January 14, 2000, among Bruce R. Kalisch, Interboro Holding, Inc. and
                           FischbeinoBadillooWagneroHarding.

      10.45       --       Intentionally omitted.

      10.46       --       Intentionally omitted.

     +10.50[12]   --       Agreement between the Registrant and Golden Gate University for the Offering of Interactive video conference courses, dated March 3, 2000.

      10.51[12]   --       Intentionally omitted.

      10.52[12]   --       Educational Provider/Co-Marketing Agreement between the Registrant and Computer Generated Solutions,
                           Inc. dated  January 13, 2000.

      10.53[12]   --       Stock Subscription and Stockholders' Agreement, dated November 29, 1999 among the Registrant, Visiocom
                           Worldwide, S.A., the individuals set forth in Exhibit A to such agreement, and Visiocom USA
                           Incorporated, including Exhibits.

     +10.53[14]   --       Agreement, dated April 27, 2000, between the Registrant and Telecommunications Research Associates for
                           the Offering of Interactive Video Conferenced Courses

      10.54[13]   --       Summary of Transaction Terms between edcor and the Registrant, dated January 3, 2000.

      10.54[14]   --       Agreement, dated May 30, 2000, between Correction Officers' Benevolent Association (Association), City
                           of New York and the Registrant.

      10.55[13]   --       Agreement, dated January 25, 2000, between the Registrant and Clemson University for the Offering of
                           Non-Credit Interactive Video Conferenced Courses. +10.55[14] -- Agreement, dated June 1, 2000, between the Registrant and American Academy of Professional Coders, Inc.

      10.56[13]   --       Agreement, dated March 13, 2000, between the Registrant and California State Baptist Association for
                           the Offering of Interactive Televideo Courses.

                                                               E-5

      10.56[15]   --       Form of Series B Stock Purchase Agreement.

      10.57[15]   --       Amended and Restated Registration Rights Agreements, dated September 27, 2000, among Paloma Strategic
                           Fund L.P. ("Paloma"), Seneca Capital International, Ltd. ("Seneca Ltd."), Seneca Capital, L.P. ("Seneca
                           L.P."), Merced Partners Limited Partnership ("Merced") , Lakeshore International, Ltd. ("Lakeshore") and
                           the Registrant.

      10.58[15]   --       Amended and Restated Co-Sale Agreement, dated September 29, 2000, among Dr. Arol I. Buntzman, the
                           Registrant, Paloma, Seneca Ltd., Seneca L.P., Merced and Lakeshore.

      10.59[16]   --       Agreement, dated August 31, 2000, between the Registrant and YAI National Institute for People with
                           Disabilities.

    ++10.60[16]   --       IP Services and Dedicated Access Agreement, dated September 15, 2000, between At Home Corporation, through its @Work division, and the Registrant.

      23.1        --       Consent of Goldstein Golub Kessler LLP.

      23.2**      --       Consent of Fischbeino Badilloo Wagnero Harding (included in Exhibit 5.1).

      24.1**      --       Power of Attorney (set forth on page II-10 of the initial filing of this registration statement).

      27[16]      --       Financial Data Schedule.

      99.1[9]     --       Press Release of the Registrant, dated January 20, 2000.

------------------------------

* Numbers inside brackets indicate documents from which exhibits have been incorporated by reference.

**   Previously filed.

+ Confidential treatment has been granted with respect to the redacted portions of this exhibit.

++ Confidential treatment has been requested with respect to the redacted portions of this exhibit.

[1] Incorporated by reference to the Registrant's Registration Statement on Form SB-2, dated October 23, 1998, registration no. 333-66085.

[2] Incorporated by reference to Amendment No. 1, dated November 12, 1998, to the Registrant's Form SB-2, Registration no. 333-66085.

[3] Incorporated by reference to Amendment No. 2, dated November 20, 1998, to the Registrant's Form SB-2, Registration No. 333-66085.

[4] Incorporated by reference to Amendment No. 3, dated December 23, 1998, to the Registrant's Form SB-2, Registration No. 333-66085.

[5] Incorporated by reference to Amendment No. 4, dated February 10, 1999, to the Registrant's Form SB-2, Registration No. 333-66085.

[6] Incorporated by reference to Registrant's Form 10-QSB, for the quarter ended March 31, 1999.

[7] Incorporated by reference to Registrant's Form 10-QSB, for the quarter ended June 30, 1999.

[8] Incorporated by reference to Registrant's Form 10-QSB for the quarter ended September 30, 1999.

[9]  Incorporated by reference to the Registrant's Form 8-K dated January 14,
     2000.

[10] Incorporated by reference to the Registrant's Form 8-K dated February 3,
     2000.

[11] Incorporated by reference to the Registrant's Form 8-K/A dated March 3,
     2000.

[12] Incorporated by reference to the Registrant's Form 10-KSB for the year ended December 31, 1999.

[13] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended March 31, 2000.

[14] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended June 30, 2000.

[15] Incorporated by reference to the Registrant's Form 8-K dated October 6,
     2000.

[16] Incorporated by reference to the Registrant's Form 10-QSB for the quarter ended September 30, 2000.


                                      E-7